As filed with the Securities and Exchange Commission on June 12, 2003.
                                                  Registration No. 333-_________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             C&D TECHNOLOGIES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)
        Delaware                                       13-3314599
-------------------------------              -----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

1400 Union Meeting Road, Blue Bell, Pennsylvania           19422
------------------------------------------------         ---------
(Address of Principal Executive Offices)                 (Zip Code)

                             ----------------------
                             C&D TECHNOLOGIES, INC.
                           DEFERRED COMPENSATION PLAN
                            (Full title of the plan)
                              --------------------
                                 Linda R. Hansen
                       Vice President and General Counsel
                             C&D Technologies, Inc.
                             1400 Union Meeting Road
                       Blue Bell, Pennsylvania 19422-0858
                     (Name and address of agent for service)

                                 (215) 619-7817
                              --------------------
                               (Telephone number,
                              including area code,
                              of agent for service)
                              --------------------
                                    Copy to:
                            John W. Kauffman, Esquire
                                Duane Morris LLP
                                One Liberty Place
                           Philadelphia, PA 19103-7396

                                           CALCULATION OF REGISTRATION FEE

=====================================================================================================================

                                                      Proposed                Proposed
 Title of securities          Amount to be         maximum offering        maximum aggregate          Amount of
  to be registered             registered           price per share         offering price        registration fee
------------------------- ---------------------- ---------------------- ----------------------- ---------------------

Deferred                            (1)                   (1)                    (1)                 $  (1)
Compensation Plan
Obligations(1)

Common Stock, par            50,000 shares(2)           $14.335(3)              $716,750             $58.06
value $.01 per share
------------------------- ---------------------- ---------------------- ----------------------- ---------------------



(1) The Deferred Compensation Plan Obligations are unsecured obligations of C&D Technologies, Inc. to pay deferred compensation in the future in accordance with the terms of the C&D Technologies, Inc. Deferred Compensation Plan. Under the Form S-8 filed by C&D Technologies, Inc. on July 24, 2000 (Registration No. 333-42054) (the "2000 Registration Statement"), $5,000,000 of Deferred Compensation Plan Obligations and 25,000 shares of C&D Technologies, Inc. Common Stock were registered. C&D Technologies is registering 50,000 additional shares of Common Stock into which the
     Deferred Compensation Plan Obligations registered under the 2000 Registration Statement may be converted. No additional dollar amount of Deferred Compensation Plan Obligations is being registered under this registration statement.

(2) This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as the result of, stock splits, stock dividends or similar transactions.

(3) Pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for C&D Technologies, Inc. Common Stock on the New York Stock Exchange, Inc. on June 9, 2003.

Introductory Statement Pursuant to General Instruction E of Form S-8

     The shares being registered hereunder constitute an additional 50,000 shares of Common Stock of C&D Technologies, Inc. (the "Company") for offer and sale under the C&D Technologies Deferred Compensation Plan (the "Plan"). The shares of the Company's Common Stock previously registered for offer and sale under the Plan were registered under the Securities Act of 1933 on Registration Statement No. 333-42054 on Form S-8 (the "2000 Registration Statement"), which registration statement also included the registration of $5,000,000 of Deferred Compensation Plan Obligations. Pursuant to General Instruction E of Form S-8, with respect to the registration of additional securities hereunder, the contents of the 2000 Registration Statement are incorporated herein by reference, except for those items restated in their entirety herein.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following material is incorporated herein by reference:

     (a) The Annual Report on Form 10-K of C&D Technologies Inc. (the "Company") for the year ended January 31, 2003 as filed by the Company with the Securities and Exchange Commission (the "Commission").

     (b) The Quarterly Report on Form 10-Q of the Company for the quarter ended April 30, 2003 as filed by the Company with the Commission.

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All reports or other documents filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Incorporated  by reference to the  description  of securities  set forth in
Item 4 of the 2000 Registration Statement.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

     Article VIII of the Company's By-laws and Article Sixth of the Company's Restated Certificate of Incorporation, as amended, provide for indemnification of and advancement of costs, charges and expenses to directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect. Any indemnification authorized under Article VIII of the By-laws (unless ordered by a court) shall be paid by the Company unless a determination is made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not party to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because such person has not met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware. The Company, however, is not required by Article VIII to indemnify any person with respect to, or to advance expenses (including attorneys' fees) incurred by such person in connection with, any proceeding initiated by such person against the Company, or any counterclaim, cross-claim, affirmative defense or similar claim of the Company in connection with such proceeding, unless such proceeding initiated by the person seeking indemnification was authorized by the Board of Directors by a majority vote of the directors having no interest in such proceeding or unless the proceeding was instituted by such person to enforce a right to indemnification under Article VIII.

     Advancement of costs, charges and expenses (including attorneys' fees) shall be made under Article VIII of the By-laws by the Company in advance of final disposition of the proceeding if the Company receives an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to indemnification under Article
VIII. No such advancement shall be made (a) with respect to any proceeding brought by the Company against such person or (b) except with respect to a proceeding brought to enforce a right of indemnification under Article VIII, in connection with any proceeding initiated by such person against the Company or any counterclaim, cross-claim, affirmative defense or similar claim of the Company in connection with such proceeding, unless the proceeding initiated by the person seeking indemnification has been authorized by the Board of Directors by a majority vote of the directors having no interest in such proceeding.

     The Company has also entered into individual indemnification agreements with its directors and executive officers that provide for indemnification substantially to the same extent as provided under Article VIII of the By-laws.

     The Company also provides liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. In the event any insurance policy obtained by the Company would provide coverage for any liability, cost or expense for which indemnification is sought, the provisions of Article VIII of the By-laws and the indemnification agreements summarized above shall be modified to the extent necessary to conform these provisions to the requirements of such insurance policy so as to provide coverage to the fullest extent possible, including but not limited to any requirements relating to incurring defense costs and retaining legal counsel.

     Additionally, as permitted by the General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of such person's fiduciary duty as a director; provided, however, that the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Exhibit No.     Exhibit Description

         (4)         C&D Technologies, Inc. Deferred Compensation Plan.(1)

         (5)         Opinion of Linda R. Hansen, Esquire.

         (23)(A) Consent of Linda R. Hansen, Esquire (contained in Exhibit 5 hereto).
         (23)(B)     Consent of PricewaterhouseCoopers LLP.

         (24)        Power of Attorney (included on the signature pages hereto).
------------------

(1) Incorporated by reference to Exhibit (4) filed with the 2000 Registration Statement.

Item 9. Undertakings.

     The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in any prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (a) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Blue Bell, Pennsylvania on June 12, 2003.

                                       C&D TECHNOLOGIES, INC.


                                       By:/s/ Stephen E. Markert, Jr.
                                          --------------------------------------
                                          Stephen E. Markert, Jr.,
                                          Vice President - Finance and Chief
                                          Financial Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen E. Markert, Jr. and Linda R. Hansen, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Signature                    Title                               Date


/s/ William Harral, III      Chairman of the Board               June 12, 2003
-----------------------      and a Director
William Harral, III



/s/ Wade H. Roberts, Jr.     President, Chief Executive Officer  June 12, 2003
------------------------     and a Director
Wade H. Roberts, Jr.         (principal executive officer)



/s/ Stephen E. Markert, Jr.  Vice President - Finance and        June 12, 2003
---------------------------  Chief Financial Officer
Stephen E. Markert, Jr.      (principal financial and
                             accounting officer)

/s/ Peter R. Dachowski       Director                            June 12, 2003
----------------------
Peter R. Dachowski


/s/ Kevin P. Dowd            Director                            June 12, 2003
-----------------
Kevin P. Dowd


/s/ Robert I. Harries        Director                            June 12, 2003
---------------------
Robert I. Harries


/s/ Pamela S. Lewis          Director                            June 12, 2003
-------------------
Pamela S. Lewis


/s/ George MacKenzie         Director                            June 12, 2003
--------------------
George MacKenzie


/s/ John A.H. Shober         Director                            June 12, 2003
--------------------
John A. H. Shober


/s/ Stanley W. Silverman     Director                            June 12, 2003
------------------------
Stanley W. Silverman

                                  EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)



     Exhibit No.     Exhibit Description

         (4)         C&D Technologies, Inc. Deferred Compensation Plan.(1)

         (5)         Opinion of Linda R. Hansen, Esquire.

         (23)(A) Consent of Linda R. Hansen, Esquire (contained in Exhibit 5 hereto).

         (23)(B)     Consent of PricewaterhouseCoopers LLP.

         (24)        Power of Attorney (included on the signature pages hereto).
------------------

(1) Incorporated by reference to Exhibit (4) filed with the 2000 Registration Statement.

June 11, 2003                                                          EXHIBIT 5

The Board of Directors of
C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania  19422-0858

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of C&D Technologies, Inc. (the "Company"), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the proposed offering by the Company of up to $5,000,000 in principal amount of deferred compensation obligations (the "Obligations"), which were previously registered under the Company's Form S-8 Registration Statement, Registration No. 333-24054 filed July 24, 2000, and up to 50,000 additional shares (the "Additional Shares") of Common Stock, $1.00 par value, of the Company, pursuant to the Company's Deferred Compensation Plan (the "Plan").

As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and authorization and offering of the Obligations and the Additional Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.

Based upon the foregoing, it is my opinion that (i) the Obligations, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable and (ii) the Additional Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, (i) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principles of equity.

The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of Delaware.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Linda R. Hansen
------------------------
Linda R. Hansen, Esquire

                                                                 EXHIBIT (23)(B)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2003 relating to the financial statements and financial statement schedule of C&D Technologies, Inc., which appears in C&D Technologies, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2003.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 12, 2003